Filed pursuant to Rule 424(b)(3)

File No. 333-270667

HPS CORPORATE LENDING FUND

SUPPLEMENT NO. 2 DATED APRIL 11, 2024

TO THE PROSPECTUS DATED JUNE 30, 2023

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of HPS Corporate Lending Fund (“we,” “our,” or the “Fund”), dated June 30, 2023 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to update the Prospectus.

Updates to Prospectus

On April 11, 2024, the Fund entered into a new managing dealer agreement with HPS Securities, LLC, an affiliate of the Fund’s investment adviser, as the Fund’s managing dealer. In connection with this transition, the Fund provided notice for the termination of the existing managing dealer agreement dated as of August 3, 2021, by and among the Fund and Emerson Equity LLC. Accordingly, all references to “Emerson Equity LLC” as the Fund’s managing dealer in the Prospectus are hereby deleted and replaced with “HPS Securities, LLC.” Except as noted below, the fees earned by HPS Securities, LLC are consistent with what is otherwise set forth with respect to the Managing Dealer in the Prospectus under the sections captioned “Plan of Distribution—Underwriting Compensation,”“—Other Compensation,” “—Limitations on Underwriting Compensation” and “—Shareholder Servicing and/or Distribution Fees — Class S, Class D and Class F.”

The following replaces the last sentence of the first paragraph under the “Plan of Distribution—General” section of the Prospectus:

The Managing Dealer is an affiliate of the Adviser and is headquartered at 40 West 57th Street, 33rd Floor, New York, NY 10019.

The following replaces the second paragraph under the “Plan of Distribution—Underwriting Compensation” section of the Prospectus:

As set forth in and pursuant to the Managing Dealer Agreement, we will pay the Managing Dealer only shareholder servicing and/or distribution fees with respect to Class S shares, Class D and Class F shares. We will not pay any other fees to the Managing Dealer or referral or similar fees to any accountants, attorneys or other persons in connection with the distribution of our shares. The terms and arrangements of all underwriting compensation paid in connection with the Fund’s offering will comply with FINRA Rule 5110(g)(4).

The following replaces the second paragraph under the “Plan of Distribution—Shareholder Servicing and/or Distribution Fees — Class S, Class D and Class F” section of the Prospectus:

The shareholder servicing and/or distribution fees are paid monthly in arrears, calculated using the NAV of the applicable class as of the beginning of the first calendar day of the month and subject to FINRA and other limitations on underwriting compensation described in “—Limitations on Underwriting Compensation” below.